Exhibit 99

THE DOLAN COMPANY REPORTS

FOURTH QUARTER AND YEAR-END 2011 RESULTS

•	Fourth quarter revenues decreased 5.6% year-over-year to $71.2 million

•	2011 revenues decreased 6.9% to $285.6 million

•

Net income from continuing operations attributable to The Dolan Company was $11.0 million, or $0.36 per diluted share in the fourth quarter, and for the year it was $20.6 million, or $0.68 per diluted share

•	Free cash flow was $16.1 million in the fourth quarter and $33.4 million for the year (See “Non-GAAP Financial Measures” below)

•	Cash earnings per diluted share were $0.18 for the fourth quarter and $0.87 for the year (See “Non-GAAP Financial Measures” below)

•	Adjusted EBITDA was $14.3 million for the fourth quarter and $59.2 million for the year (See “Non-GAAP Financial Measures” below)

•	Company provides guidance for 2012

MINNEAPOLIS, MN (March 9, 2012) – The Dolan Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months and year ended December 31, 2011.

“Our two largest processing businesses had very different experiences,” said James P. Dolan, chairman, chief executive officer, and president. “In the fourth quarter our e-discovery business more than doubled as a result of strong organic growth and the recent acquisition of ACT Litigation Services. At the same time, the reduced pace of referrals suppressed our mortgage default processing business for yet another quarter,” Dolan said.

“For the year, our e-discovery business grew revenue by more than 40% while our default-related businesses declined by more than 20%. As it has in the past, the default slowdown rippled through our Business Information Division, where default-related public notice advertising is an important revenue source.

“We have viewed the default referral situation as deferred business, since there continues to be a substantial backlog of pending and future mortgage foreclosures that must be processed. The recently announced legal settlement among mortgage servicers, state attorneys general and federal banking regulators we believe clears the way for a resumption of default referrals that will occur under strict new procedures. Our National Default Exchange, or NDeX, has worked hard with its law firm affiliates and with the law firms’ clients to prepare for this. We have positioned NDeX to gain market share and be the leading provider of mortgage default services as the pace of default referrals improves,” Dolan said.

“Meanwhile we experienced strong growth in our other processing segment, Litigation Support Services. Segment revenues grew by 70% during the fourth quarter, including organic growth of 25% in our e-discovery business and revenues generated by recently acquired ACT Litigation Services. Assuming we had owned ACT during the entire fourth quarters of 2010 and 2011, the Litigation Support Services segment would have grown by 16%. We are very pleased with the growth opportunities for this business and with our progress in expanding DiscoverReady’s footprint from managed review into technology services. We expect continued growth in both areas as we strive to reach our next milestone of building our e-discovery subsidiary into a $100 million operation,” Dolan said.

“Within our Business Information Division we have made good progress in terms of reorganizing and centralizing some parts of the division to reduce costs and improve margins, and we are seeing some benefit. We are seeing some signs of near-term improvement in this segment and we are working hard to migrate towards a subscription-based business model and into new services developed for the public affairs markets,” Dolan said.

“We have taken important steps to position ourselves for a much better future in every part of our business. We are very well prepared for a recovery in the default processing business, and we have made excellent progress in growing our Litigation Support Services segment. We are developing a better balance in these two business lines. The 2011 investments will pay dividends for years to come,” Dolan said.

“Due primarily to purchase accounting adjustments related to previous acquisitions, in the fourth quarter, our total operating expense was reduced by roughly $16 million on a non-recurring basis to $50.9 million. Excluding these adjustments, total operating expense would have been approximately $66.1 million,” Dolan noted.

Full Year 2012 Guidance

Based on the outlook for 2012, the company is providing full-year financial guidance as follows:

September 30,
2012 Financial Guidance
(dollars in millions, except per share)
Total revenues	$301-$318
Adjusted EBITDA	$61-$68
Net income attributable to The Dolan Company per diluted share	$0.38-$0.50
Cash earnings per diluted share	$0.89-$1.02

This guidance presumes the following: 1) a gradual improvement in foreclosure referrals for the second half of 2012; 2) non-controlling interest of $0.15 to $0.65 million; 3) interest expense of $7.0 to $7.3 million; 4) the tax rate between 39.0% to 39.5%; 5) amortization of intangible assets of $20 to $21 million; and 6) fully diluted shares outstanding of approximately 30.3 million.

This guidance excludes the effect of any other businesses that may be acquired in the remainder of 2012. It also assumes that there will be no additional material effect on results of operations from current or future foreclosure-related government legislation, programs or investigations, or from lender-based programs or moratoria. These include, but are not limited to, programs, legislation, investigations and moratoria detailed in “Regulatory Environment” and “Risk Factors” in the company’s 2011 10-K, filed today with the U.S. Securities and Exchange Commission.

Fourth Quarter 2011

Financial results for the three months ended Dec. 31, 2011, and 2010 are as follows:

	September 30,	September 30,	September 30,
Dollars in thousands, except per share data	Three Months Ended Dec. 31, 2011	Three Months Ended Dec. 31, 2010	Year-over- Year % Change
	(unaudited)	(unaudited)
Total revenues	$71,213	$75,470	(5.6)%
Professional Services Division revenues	51,302	54,252	(5.4)%
Business Information Division revenues	19,911	21,218	(6.2)%
Operating income (1)	20,880	12,706	64.3%
Net income attributable to The Dolan Company	10,357	5,526	87.4%
Adjusted EBITDA *	14,270	19,817	(28.0)%
Net income attributable to The Dolan Company per diluted share	$0.34	$0.18	88.9%
Cash earnings *	5,426	8,629	(37.1)%
Cash earnings per diluted share *	$0.18	$0.28	(35.7)%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why the company believes these are important measures of its performance.

(1)	2011 includes fair value adjustments on earnout liabilities in the amount of $16.4 million

Professional Services Division Results

The Professional Services Division provides specialized processing services to the legal profession through its subsidiaries, NDeX, Counsel Press, and DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady comprise the company’s litigation support services segment. Counsel Press is the largest provider of appellate services in the United States, and DiscoverReady provides outsourced discovery management, including document review and data hosting and processing services, to major corporations and law firms.

Division revenues for the fourth quarter were $51.3 million, a decline of 5.4% from $54.3 million in the fourth quarter of 2010. The decline was the result of much lower NDeX file volume, which was mostly offset by much stronger revenue at DiscoverReady.

NDeX received 66,900 mortgage default files for processing during the fourth quarter and generated $28.7 million in revenues. This compares to 96,700 files received for processing and $40.9 million in revenues in the fourth quarter of 2010. The total number of mortgage foreclosure files received decreased by more than 30% in the quarter compared to the fourth quarter of 2010.

Litigation Support contributed $22.6 million in revenues during the fourth quarter of 2011, an increase of 70.0% from the fourth quarter of 2010. The increase is the result of roughly 25% organic growth at DiscoverReady and the acquisition of ACT Litigation Services in July 2011.

Direct operating expenses within the Professional Services Division increased 8.7% to $24.6 million during the fourth quarter of 2011, from $22.6 million for the same period in 2010. The increase is mostly due to the ACT acquisition, offset in part by a double-digit decline of direct operating expenses at NDeX, which continues to focus on reducing costs and increasing efficiencies to offset volume declines. Selling, general and administrative expenses were $16.8 million during the fourth quarter of 2011, an increase of $2.3 million, or 15.9%, from $14.5 million for the same period in 2010. The increases were largely the result of the ACT acquisition as well as negative operating leverage. Excluding an adjustment of the fair value of earnout liabilities in the fourth quarter of 2011 of $13.4 million, total Professional Services Division operating expenses as a percentage of division revenues increased to 91.9% for the quarter, from 76.7% in the fourth quarter of 2010. Previous investments made in DiscoverReady and negative operating leverage at NDeX were the primary reasons for the increase.

Business Information Division Results

The Business Information Division publishes print and electronic legal publications, business journals, court and commercial media and other highly focused information products and services, operates Web sites and produces events for targeted professional audiences in 21 geographic markets across the United States.

Business Information Division revenues for the fourth quarter of 2011 were $19.9 million, a 6.2% decrease from $21.2 million in the fourth quarter of 2010. The addition of DataStream in December 2010 helped offset double-digit declines in public notice advertising revenues. The company believes that a majority of the weakness in public notice is related to continuing delays from large mortgage servicers that are deferring foreclosures as previously described. Although the public notice advertising continues to decrease, the rate of decline has lessened. The company attributes that to modest improvement in the public notice geographies it serves.

Total operating expenses within the Business Information Division were $15.1 million during the fourth quarter of 2011. Excluding a purchase accounting adjustment related to a previous acquisition and an impairment charge, cost reduction efforts resulted in a decline in total Business Information Division operating expenses of 6.0%, to $17.0 million from the fourth quarter of 2010. For the fourth quarter of 2011, direct operating expenses decreased 6.0% to $7.2 million while selling, general and administrative expenses for the division decreased 9.2% to $8.4 million.

Balance Sheet and Liquidity

As of December 31, 2011, the company held $0.8 million of cash and cash equivalents, compared to $4.9 million at the end of 2010. During the fourth quarter of 2011, the company generated $17.8 million of cash from operating activities and $16.1 million of free cash flow, which is defined as net cash provided by operating activities minus capital expenditures. Quarterly capital expenditures were $1.7 million. Days sales outstanding were 99.1 days for the fourth quarter of 2011, which was up from 73.5 days in the fourth quarter of last year. DSO increased primarily from a slowdown of payments received from NDeX’s law firm customers as they experience delays in the foreclosure process and taking files to sale. During the year ended December 31, 2011, the company generated $41.3 million of cash from operating activities and $33.4 million of free cash flow. Annual capital expenditures were $7.9 million.

Total debt outstanding at the end of the fourth quarter was $176.4 million, of which $45 million was under a term loan facility. Net debt was $175.6 million, up $41.3 million from the end of 2010 due primarily to funds borrowed for the acquisition of ACT. At December 31, 2011, the combined weighted-average interest rate on the company’s credit facilities was 3.8%. The leverage ratio at the end of the quarter was 2.7 times total debt to trailing twelve month pro forma adjusted EBITDA, up from 1.5 times as of December 31, 2010. The company is within its senior debt covenants.

Non-GAAP Financial Measures

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:

•

Adjusted EBITDA, defined as GAAP income from continuing operations adjusted for the impact of the following: net interest expense resulting from the company’s net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable, including impairments of long-lived assets; and distributions paid to holders of noncontrolling interest;

•

Cash earnings, defined as GAAP income from continuing operations adjusted for the impact of the following: noncontrolling interests; non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; certain non-recurring items of income or expense, including impairments of long-lived assets; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate;

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding; and

•	Free cash flow, defined as net cash provided by operating activities minus capital expenditures.

The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand its operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that the company’s calculations of adjusted EBITDA, cash earnings, cash earnings per diluted share, and free cash flow may not be comparable to the calculations of such measures by other companies.

The following is a reconciliation of net income attributable to The Dolan Company to adjusted EBITDA (in thousands):

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Income from continuing operations	$12,262	$6,079	$22,443	$35,684

Interest expense, net	1,856	2,312	6,287	6,358
Income tax expense	6,762	4,315	13,683	21,771
Amortization of intangibles	5,199	3,972	18,921	15,818
Depreciation expense	2,218	1,949	8,005	9,767
Impairment of long-lived assets	1,179	—	1,179	—
Amortization of Detroit Legal News Publishing intangible	377	377	1,508	1,508
Non-cash compensation expense	816	911	3,843	3,237
Non-cash fair value adjustment on earnout recorded in connection with acquisition	(16,399)	188	(15,788)	1,070
Non-recurring income	—	—	(287)	(197)
Cash distribution to holders of non-controlling interest	—	(288)	(643)	(1,662)

Adjusted EBITDA	$14,270	$19,815	$59,151	$93,354

The following is a reconciliation of net income attributable to The Dolan Company to cash earnings and cash earnings per diluted share (in thousands, except share and per share data):

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Income from continuing operations	$12,262	$6,079	22,443	35,684

Noncontrolling interest	(1,230)	(487)	(1,833)	(2,886)
Non-cash interest income related to the change in fair value of interest rate swaps	—	(292)	(286)	(1,185)
Non-cash compensation expense	816	911	3,843	3,237
Non-cash fair value adjustment on earnout liability	(16,399)	188	(15,788)	1,070
Amortization of intangibles	5,199	3,972	18,921	15,818
Impairment of long-lived assets	1,179	—	1,179	—
Amortization of Detroit Legal News Publishing intangible	377	377	1,508	1,508
Non-recurring income	—	—	(287)	(197)
Adjustment to income tax expense related to reconciling items at effective tax rate	3,222	(2,119)	(3,491)	(7,655)

Cash earnings	$5,426	$8,629	26,209	45,394

Income from continuing operations attributable to The Dolan Company per diluted share (GAAP)	$0.36	$0.18	$0.68	$1.08

Cash earnings per diluted share	$0.18	$0.28	$0.87	$1.50

Weighted average diluted shares outstanding	30,233,455	30,380,635	30,223,319	30,314,174

Conference Call

The company has scheduled a conference call for Friday, March 9th, at 8:30 a.m. U.S. Eastern Standard Time (7:30 a.m. U.S. Central Standard Time). The dial-in number is (888) 517-2513, passcode 7919 254#. The call will be hosted by James P. Dolan, chairman, chief executive officer and president, and will include Scott J. Pollei, executive vice president and chief operating officer, and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s Web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the fourth quarter and year-end conference call will be available through the investor relations section of the company’s Web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company’s Web site for a period of 21 days after the call. In addition, the company’s SEC Form 10-K is available via its Web site at www.thedolancompany.com, or investors can request a hard copy of the 10-K free of charge upon request.

Statement Regarding Forward Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts are forward-looking statements. Such forward-looking statements include statements related to the company’s “guidance” as well as statements using words such as “anticipate,” “expect,” “believe,” “convinced,” “continue,” “to come,” “will,” “may,” “estimate,” “assume,” “pursue,” “outlook,” “goal,” “milestone” and similar expressions. Forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our businesses operate in highly competitive markets and depend on the economies and demographics of the legal, financial and real estate markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows, and profitability; if the number of files referred to us by our mortgage default processing service law firm customers (or loan servicers and mortgage lenders we serve directly in California) decreases or fails to increase, or if one or more of our law firm customers fails to pay us for our mortgage default processing services, our operating results and ability to execute our growth strategy could be adversely affected; bills introduced and laws enacted to mitigate foreclosures, voluntary relief programs and halts by servicers or lenders, as well as governmental investigations, enforcement actions, litigation, court orders and settlements may have an adverse effect on our mortgage default processing services and public notice operations; our efforts to grow our business may place a strain on our management and internal systems, processes and controls, may result in operating inefficiencies, and may negatively impact our operating margins; we intend to continue to pursue acquisition opportunities, which we may not do successfully and which may subject us to considerable business and financial risk or require us to raise additional capital or incur additional indebtedness; a failure to comply with covenants under our debt instruments could result in acceleration of debt or an inability to access availability under our credit facility; we depend on our senior management team and other key leaders of our business segments and our operation and growth may be negatively impacted if we lose any of their services; revenues of our subsidiaries NDeX and DiscoverReady have been concentrated among a few customers, thus the loss of business from our top customers and a failure to attract new customers could adversely affect our operating results; certain key personnel of our subsidiary NDeX, who are also shareholders and principal attorneys of our law firm customers, may at times have interests that differ from or conflict with our interests; and the other risk factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 9, 2012. We undertake no obligation to update any forward-looking statements in light of new information or future events.

FOR IMMEDIATE RELEASE

Contact Robert J. Evans, Director of Investor Relations

(612) 317-9430

Bob.evans@thedolancompany.com

THE DOLAN COMPANY

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	December 31,
	2011	2010
	(in thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$752	$4,862
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,416 and $1,578 as of December 31, 2011, and 2010, respectively)	72,117	59,801
Unbilled pass-through costs	4,317	7,140
Prepaid expenses and other current assets	3,976	4,186
Income tax receivable	1,968	4,183
Assets held for sale	257	—

Total current assets	83,387	80,172
Accounts receivable, long term	2,500	—
Investments	11,901	13,808
Property and equipment, net	19,263	17,148
Finite-lived intangible assets, net	212,950	194,695
Indefinite-lived intangible assets	285,131	225,373
Other assets	2,563	4,205

Total assets	$617,695	$535,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$7,667	$7,578
Accounts payable	18,759	15,589
Accrued pass-through liabilities	8,820	18,271
Accrued compensation	5,189	5,409
Accrued liabilities	5,588	5,537
Due to sellers of acquired businesses	21,449	3,943
Deferred revenue	20,290	21,427

Total current liabilities	87,762	77,754
Long-term debt, less current portion	168,724	131,568
Deferred income taxes	20,739	7,794
Dues to sellers of acquired businesses	13,733	7,033
Other liabilities	7,319	5,814

Total liabilities	298,277	229,963

Redeemable noncontrolling interest	12,726	26,580

Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,576,597 and 30,511,408 shares as of December 31, 2011 and 2010, respectively	30	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Other comprehensive loss (net of tax)	(1,285)	(1,298)
Additional paid-in capital	294,476	286,148
Retained earnings (accumulated deficit)	13,471	(6,022)

Total stockholders’ equity	306,692	278,858

Total liabilities and stockholders’ equity	$617,695	$535,401

The Dolan Company

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)
Revenues
Professional Services	$51,302	$54,252	$207,077	$223,069
Business Information	19,911	21,218	78,493	83,826

Total revenues	71,213	75,470	285,570	306,895
Operating expenses
Direct operating: Professional Services	24,605	22,640	96,459	91,481
Direct operating: Business Information	7,154	7,612	30,012	27,562
Selling, general and administrative	26,923	27,329	106,774	102,161
Amortization	5,199	3,972	18,921	15,818
Depreciation	2,218	1,949	8,005	9,767
Fair value adjustments on earnout liabilities	(16,399)	188	(15,788)	1,070
Impairment of long-lived assets	1,179	—	1,179	—

Total operating expenses	50,879	63,690	245,562	247,859
Equity in earnings of affiliates	546	926	2,118	4,580

Operating income	20,880	12,706	42,126	63,616
Non-operating income (expense)
Interest expense, net of interest income	(1,856)	(2,604)	(6,573)	(7,543)
Non-cash interest income related to interest rate swaps	—	292	286	1,185
Other income	—	—	287	197

Total non-operating expense	(1,856)	(2,312)	(6,000)	(6,161)

Income before income taxes	19,024	10,394	36,126	57,455
Income tax expense	(6,762)	(4,315)	(13,683)	(21,771)

Net income from continuing operations	12,262	6,079	22,443	35,684
Less discontinued operations	675	66	1,117	443

Net Income	11,587	6,013	21,326	35,241
Less: Net income attributable to redeemable noncontrolling interest	1,230	487	1,833	2,886

Net income attributable to The Dolan Company	$10,357	$5,526	$19,493	$32,355

Earnings per share – basic and diluted:
Net income from continuing operations attributable to The Dolan Company	$0.36	$0.18	$$0.68	$1.08

Weighted average shares outstanding:
Basic	30,170,704	30,183,941	30,141,488	30,150,837
Diluted	30,233,455	30,380,365	30,223,319	30,314,174

The Dolan Company

Condensed Consolidated Statements of Cash Flows

(in thousands)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)
Cash flows from operating activities
Net income	$11,586	$6,011	$21,326	$35,240
Loss (income) from discontinued operations	269	(315)	1,117	443

Income from continuing operations	11,855	5,696	22,443	35,683
Distributions received from The Detroit Legal News Publishing, LLC	525	2,100	4,025	7,000
Distributions paid to holders of noncontrolling interest	(77)	(288)	(643)	(1,662)
Gain on sale of investment	—	—	(394)	(197)
Non-cash operating activities:
Amortization	5,200	3,973	18,921	15,819
Depreciation	2,219	1,952	8,005	9,769
Impairment of long-lived assets	1,179	—	1,179	—
Equity in earnings of affiliates	(546)	(926)	(2,118)	(4,580)
Stock-based compensation expense	816	911	3,843	3,237
Deferred income taxes	8,662	3,376	8,948	2,913
Change in value of interest rate swaps	—	(292)	(286)	(1,185)
Amortization of debt issuance costs	92	624	372	868
Non-cash fair value adjustment on earnouts recorded in connection with acquisitions	(16,401)	188	(15,788)	1,070
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable and unbilled pass-through costs	9,010	11,705	(524)	4,616
Prepaid expenses and other current assets	(1,018)	(4,030)	2,971	(5,281)
Other assets	47	38	144	398
Accounts payable and accrued liabilities	(5,038)	(6,450)	(9,688)	(7,166)
Deferred revenue and other liabilities	333	1,576	(325)	3,441

Cash provided by operating activities – continuing operations	16,858	20,153	41,085	64,743
Cash provided by (used in) operating activities – discontinued operations	955	248	217	(320)

Net cash provided by operating activities	17,813	20,401	41,302	64,423

Cash flows from investing activities
Acquisitions and investments	(2,304)	(15,221)	(69,369)	(17,808)
Capital expenditures	(1,707)	(3,145)	(7,868)	(9,124)
Proceeds on sale of investment, including escrow payments received	—	—	394	—
Other	—	—	77	197

Cash used in investing activities – continuing operations	(4,011)	(18,366)	(76,766)	(26,735)
Cash used in investing activities – discontinued operations	(4)	—	(11)	(32)

Net cash used in investing activities	(4,015)	(18,366)	(76,777)	(26,767)

Cash flows from financing activities
Net (payments) borrowing on senior revolving note	(9,300)	325	44,700	(7,675)
Payments on senior long-term debt	(1,250)	—	(5,000)	(9,775)
Payments of deferred acquisition costs and earnouts	(3,844)	(5000)	(3,844)	(5,000)
Payments on unsecured notes payable	(614)	—	(2,416)	(11,565)
Payments for repurchases of common stock	—	—	(1,691)	—
Payments of deferred financing costs	—	(579)	—	(1,491)
Other	(153)	(1,491)	(384)	(182)

Net cash (used in) provided by financing activities	(15,161)	(6,745)	31,365	(35,688)

Net change in cash and cash equivalents	(1,363)	(4,710)	(4,110)	1,968
Cash and cash equivalents at beginning of the period	2,115	9,572	4,862	2,894

Cash and cash equivalents at end of the period	$752	$4,862	752	4,862